Exhibit 99.2
WESTWOOD ONE AGREES IN PRINCIPLE ON TERMS TO
REFINANCE CAPITAL STRUCTURE
New York, NY — March 3, 2009. Westwood One, Inc. (OTCBB: WWON) announced today that it has reached an agreement in principle with its existing lenders to refinance all of its outstanding long term indebtedness (approximately $241 million in principal amount) in exchange for $25 million in cash, a series of new senior secured notes in an expected aggregate principal amount of $117.5 million and 25% of the pro forma equity in Westwood One. The new notes are expected to mature on July 15, 2012.
As part of the refinancing, it is contemplated that entities managed by The Gores Group, LLC, (together with its affiliates, “Gores”), Westwood One’s largest stockholder, will purchase for cash $25 million of new preferred stock and guarantee or otherwise provide credit support for a $20 million subordinated term loan and a $15 million unsecured revolving line of credit. The term loan and line of credit are expected to be provided by a new institutional lender and to be used to finance working capital and other general corporate purposes. Upon consummation of the refinancing, with the new preferred stock it purchases, Gores will own approximately 72.5% of Westwood One’s equity with respect to its preferred stock and acquire control of Westwood One. As a result of the contemplated transactions, existing common stockholders would own approximately 2.5% of the outstanding equity of Westwood One.
The refinancing and infusion of additional capital will be significant milestones in Westwood One’s turnaround initiative which includes actions to reduce debt, drive revenue initiatives, improve operating efficiency, increase financial flexibility and acquire new properties to further enhance the Westwood One’s traffic reporting, news, sports and entertainment leadership positions.
“The refinancing is an essential part of our turnaround plan,” said Rod Sherwood, President and CFO of Westwood One. “We appreciate that our lenders, Gores and our other investors, continue to value our business and recognize the opportunity for long-term growth. A successful completion of the refinancing will allow us to continue to focus on delivering superior content and service, cost effectively, to Westwood One customers.”
The terms described above and the closing of these transactions remain subject to the negotiation of definitive documentation by Westwood One, its existing lenders, the new institutional lender and Gores, and customary closing conditions, including antitrust regulatory approvals. No assurance can be given that any of these parties will execute definitive documentation or that any of the contemplated transactions will occur at all. The refinancing and the Gores investment are contemplated to occur concurrently with one another and, subject to the foregoing, are anticipated to occur in the second quarter of 2009.

Moelis & Company is serving as financial advisor to Westwood One in connection with the transaction. Skadden, Arps, Slate, Meagher & Flom LLP is serving as Westwood One’s legal advisor. Chanin Capital Partners is serving as financial advisor to The Gores Group. Proskauer Rose LLP is serving as The Gores Group’s legal advisor.
The foregoing summary is not intended to be an exhaustive description of the refinancing or the terms and conditions thereof, which will be set forth in definitive documentation to be negotiated by Westwood One, its lenders and Gores. Upon the signing of any definitive documentation, such agreements will be filed in a Form 8-K or other appropriate filing with the SEC.
About Westwood One
Westwood One (OTCBB: WWON) is the largest independent provider of network radio programming and the largest provider of traffic information in the U.S. Westwood One serves more than 5,000 radio and TV stations in the U.S. Westwood One provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners. Through its Metro Traffic division, Westwood One provides traffic reporting and local news, sports and weather to over 2,200 radio and TV stations. Westwood One also provides digital and other cross-platform delivery of its network and Metro content.
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Westwood One to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this news announcement include, but are not limited to: our ability to negotiate and execute definitive documentation of the transactions contemplated by the refinancing and infusion of additional capital; our ability to continue as a going concern; and obtaining requisite approval by Westwood One’s Board of Directors and antitrust regulatory authorities for the transactions contemplated by the infusion of additional capital. Other key risks are described in Westwood One’s reports filed with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Except as otherwise stated in this news announcement, Westwood One does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
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Press Contact:
Peter Sessa
Westwood One
212.641.2053
peter_sessa@westwoodone.com